Energy XXI Prices $499 Million in Concurrent Offerings of
Common Stock and 5.625%Convertible Perpetual Preferred Stock

HOUSTON – Oct. 29, 2010 – Energy XXI (Bermuda) Limited (NASDAQ: EXXI) today announced the pricing of its previously announced concurrent offerings of $249 million (12 million shares) of its common stock and $250 million (1 million shares) of 5.625% convertible perpetual preferred stock.  The Company also granted the underwriters a 30-day option to purchase up to 1.8 million additional shares of its common stock and 150,000 additional shares of its convertible preferred stock to cover over-allotments, if any.  The company had initially targeted gross proceeds of $400 million, but upsized the offering based on investor demand.  Both offerings are expected to settle and close on Nov. 3, 2010, each subject to customary closing conditions.

The common stock offering was priced at $20.75 per share.  The company estimates that the net proceeds from the common stock offering will be approximately $237 million, after deducting underwriting commissions, but before expenses (or approximately $273 million, if the underwriters exercise their over-allotment option to purchase additional shares of common stock in full).  The convertible preferred stock offering was priced at $250 per share.  The company estimates that the net proceeds from the convertible preferred stock offering will be approximately $246 million, after deducting underwriting commissions, but before expenses (or approximately $283 million, if the underwriters exercise their over-allotment option to purchase additional shares of convertible preferred stock in full).  The company intends to use $132.2 million of the net proceeds from these offerings to redeem $119.7 million aggregate principal amount of its 16% Second Lien Junior Secured Notes due 2014 and $91.5 million of the net proceeds to repay amounts outstanding under its wholly owned subsidiary’s revolving credit facility. The remainder of the net proceeds will be used for general corporate purposes, which may include purchases of the 16% Second Lien Junior Secured Notes due 2014 in the open market, repayment of other outstanding debt, accelerating development of existing reserves or acquisitions.

UBS Securities LLC and Credit Suisse Securities (USA) LLC acted as joint book-running managers for the common stock offering, and UBS Securities LLC, BNP Paribas Securities Corp. and RBS Securities Inc. acted as joint book-running managers for the preferred stock offering. The offerings are being made only by means of a prospectus and related prospectus supplements.

Copies of the prospectus and related prospectus supplement for the common stock offering may be obtained from UBS Securities LLC, Attn: Prospectus Dept., 299 Park Avenue, New York, NY 10171, Telephone: 888-827-7275 and Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, 800-221-1037.

Copies of the prospectus and related prospectus supplement for the preferred stock offering may be obtained from UBS Securities LLC, Attn: Prospectus Dept., 299 Park Avenue, New York, NY 10171, Telephone: 888-827-7275, BNP Paribas Securities Corp., Convertible Desk, 787 Seventh Avenue, New York, NY 10019, Telephone: (212) 471 6667, and RBS Securities Inc. Attn: Rene Mijne, 600 Washington Boulevard, Stamford, CT 06901, Tel: 203-897-4677.

An electronic copy of each of the prospectus supplements is available from the Securities and Exchange Commission's website at www.sec.gov.

The shares of common stock and convertible preferred stock are being offered pursuant to an effective shelf registration statement that the Company previously filed with the U.S. Securities and Exchange Commission. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate to, among other things, the offering of the common stock and convertible preferred stock and the expected use of proceeds from both proposed offerings. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About Energy XXI

Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The Company's properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. Seymour Pierce is Energy XXI's listing broker in the United Kingdom.

Enquiries of the Company

Energy XXI	Pelham Bell Pottinger
Stewart Lawrence	James Henderson
Vice President, Investor Relations and	jhenderson@pelhambellpottinger.co.uk
Communications	Mark Antelme
713-351-3006	mantelme@pelhambellpottinger.co.uk
slawrence@energyxxi.com	+44 (0) 20 7861 3232

Seymour Pierce – UK AIM Adviser
Jonathan Wright/
Jeremy Porter – Corporate Finance
Richard Redmayne – Corporate Broking
Tel: +44 (0) 20 7107 8000